CONFIDENTIAL


March 21, 1996


Gary W. Krat
167 E. 61st Street, #28E
New York, New York 10021

Dear Gary:

This letter (the "Agreement") amends and restates your employment letter agreement dated January 23, 1995 (the "Prior Letter Agreement"), which amended your letter agreement dated July 30, 1992. we are pleased to confirm the terms of your continuing employment with SunAmerica Inc. or any of its subsidiaries or affiliates (collectively, the "Company"), effective October 1, 1995 as follows:

1. Your annual base salary shall be $250,000, payable semi-monthly, subject to normal deductions and withholding. Your base salary shall be reviewed bi-annually, commencing in December 1997. Your position shall be that of Senior Vice President, SunAmerica Inc. and Chairman of the Company's Broker-Dealers.

2. For each fiscal year this agreement is in effect, you shall also be eligible to receive incentive compensation in an amount equal to .07% of that portion of annual Proprietary Sales raised by the Company's Broker-Dealers, as defined in the next sentence, in excess of $500 million. "Proprietary Sales" shall mean (a) sales of annuity products issued by the Company's life insurance companies, but specifically excluding guaranteed investment contracts; and (b) sales of mutual funds by SunAmerica Asset Management Corp., but specifically excluding sales of money market mutual funds.

3. You shall also be eligible to receive additional incentive compensation in an amount equal to three percent (3%) of the aggregate pretax income of the Company's Broker-Dealers. In determining the pre-tax income of the Company's Broker-Dealers, your incentive compensation based upon Broker-Dealer pre-tax income shall be excluded from the calculation. Additionally, for fiscal year 1996, operating losses from Advantage Capital Corporation shall be excluded from the calculation to determine the pre-tax income of the Company's Broker-Dealers.

4. You shall be eligible to receive and/or participate in employee benefits commensurate with your position with the Company, including the Company's executive medical plan, all subject to the terms and conditions of such plans.

5. Incentive payments are made on or about December 15 each year for the fiscal year ended on the prior September 30, and are contingent upon employment through the date of payment; provided, however, payment of your incentive compensation for fiscal 1997 is contingent upon your continued employment through September 30, 1997.

6. This Agreement shall be terminated upon the first to occur of any of the following: (a) mutual agreement of the parties; (b) your death or physical disability; (c) written notice by either party; or (d) September 30, 1997. Should the Company terminate this Agreement with Cause (as defined below) prior to September 30, 1997, your employment shall cease and you shall receive for twelve months commencing on the date of notice of termination your then current base salary. Payment of such severance shall be in lieu of any other severance arrangement or plan of the Company. No severance shall be paid in the event of any other termination of this Agreement. "Cause" shall include, but is in no way limited to: (1) willful misconduct, gross negligence, insubordination, violation of any fiduciary duty, refusal or unwillingness to perform your duties, theft, fraud, sexual harassment or other illegal conduct or a breach of any term of this Agreement, which items are not subject to a right of cure; and (2) conduct which reflects adversely upon, or the making of any remarks disparaging of, the Company, or any Company's Board members, officers, directors, advisors or employees, any willful act that is likely to and which does in fact have the effect of injuring the reputation, business or a business relationship of the Company and violation of any duty of loyalty, any of which items you shall have the opportunity to cure within three days of your receipt of the Company's notice to you that you will be terminated for Cause and identifying the action or actions giving rise to the termination. Failure to cure within three days shall be grounds for immediate termination for Cause. Additionally, you shall have the right to cure only the first incident which gives rise to a termination for Cause identified in (2) above, after which you will no longer have the right of cure.

7. Should this Agreement and your employment terminate by the occurrence of any event other than a termination by the Company without Cause, then all salary, benefits and rights under this Agreement shall cease upon such termination. Nothing contained in this Agreement shall prevent your receipt of the benefits described in the Company's published policies or plans with respect to the profit sharing plan, your group insurance coverage, employee stock options and restricted shares.

8. While you are employed by the Company, in the performance of your duties on behalf of the Company, you shall have access to, receive and be entrusted with confidential information, including, but in no way limited to development, marketing, organization, financial, management, administrative, production, distribution, and sales information, data, specifications and processes presently owned or at any time in the future in the course of its business that is not otherwise part of the public domain (collectively, the "Confidential Material"). All such Confidential Material is considered secret and will be available to you in confidence. Except in the performance of your duties on behalf of the Company, you shall not, directly or indirectly for any reason whatsoever, disclose or use any such Confidential Material, unless such Confidential Material ceases (through no fault of yours) to be confidential because it has become a part of the public domain. All records, files, drawings, documents, equipment and other tangible items, wherever located, relating in any way to the Confidential Material or otherwise to the Company's business, which you prepare, use or encounter, shall be and remain the Company's sole and exclusive property and shall be included in the term Confidential Material. Upon termination of this Agreement by any means, or whenever requested by the Company, you shall promptly deliver to the Company any and all of the Confidential Material, not previously delivered to the Company, that may be or at any previous time has been in your possession or under your control.

      You hereby acknowledge that the sale or unauthorized use or disclosure of any of the Company's Confidential Material, except as permitted hereby, by any means whatsoever and at any time before, during or after your employment with the Company, shall be defined for purposes of this Agreement as Unfair Competition.

      You agree that you shall not engage in Unfair Competition either during the time you are employed by the Company or at any time thereafter.

      During the time you are employed by the Company, you shall not seek or negotiate for employment other than with the Company; provided, however, that during the 180 days prior to September 30, 1997, you may seek employment by another entity if you advise the Chairman or any Vice Chairman of the Company in advance, disclose with whom you are seeking employment and do not disclose to any other employee of the Company that you are seeking employment elsewhere. The Company will not contact any company with whom you are seeking employment, nor will the Company make any comments about you to them, without your advance approval.

9. In the event of the termination of your employment for any reason, you (and any corporation or entity of which you are a director, officer, employee or greater than 5% shareholder) shall not:

      (a) for a period of one year thereafter, employ or engage or seek to employ or engage any employee or independent contractor of the Company; or

      (b) make any public statement concerning the Company or your employment, unless previously approved by the Company, except as may be required by law; or

      (c) induce, attempt to induce or knowingly encourage any customer of the Company to divert any business or income from the Company. The term "Customer" shall mean any individual or business firm that was or is a customer or client, or one that was or is a party to a Selling Agreement, or whose business was actively solicited by such company at any time regardless of whether such customer was generated, in whole or in part, by your efforts, including customers brought with you when your employment began; or

      (d) induce, attempt to induce or knowingly encourage any other person or entity to induce cancellation, surrender, lapse or non-renewal or sale of any insurance or annuity policy, mutual fund shares or trust services offered by the Company by any contractholder, shareholder, or client, as the case may be.

10. Notwithstanding any provisions contained in this Agreement that could be construed to be contrary, nothing in this letter is intended to create a contractual obligation on the part of the Company to employ you for any specified period of time. That is, you will serve as an "employee at will" of the Company.

11. Any controversy or claim arising out of or relating to this Agreement, its enforcement or interpretation or because of an alleged breach, default, or misrepresentation in connection with any of its provisions, or arising out of or relating in any way to your employment or termination of the same, shall be submitted to final and binding arbitration, to be held in Los Angeles County, California, in accordance with the California Employment Dispute Resolution Rules of the American Arbitration Association, before a single arbitrator. In the event either of us initiates arbitration under this Agreement, the party prevailing shall be entitled, in addition to all other relief, to reasonable attorneys' fees relating to the arbitration. The non-prevailing party shall be responsible for all costs of the arbitration, including but not limited to the arbitration fees and court reporter fees. Nothing in this paragraph however, shall affect the Company's ability to seek from a court injunctive or other equitable relief, including but not limited to relief for Unfair Competition or sale of unauthorized use or disclosure of Confidential Material.

12. This Agreement amends and restates the Prior Letter Agreement in its entirety and constitutes the entire agreement between you and the Company with respect to its subject matter (that is, your employment compensation or receipt of any other benefits or amounts by any member of the Company), other than existing stock option agreements for previously granted stock options and restricted stock agreements for previously awarded restricted stock, which agreements are not impacted hereby. It is intended (with the documents referred to in this Agreement) as a complete and exclusive statement of the terms of this Agreement among the parties with respect thereto and cannot be changed or terminated orally.

13. If any provision of this Agreement is held to be enforceable for any reason, it shall not affect the enforceability of any other provisions of this Agreement. The parties agree that there is separate consideration for each provision of this Agreement and that all of the provisions of this Agreement are severable.

      Gary, if the above is acceptable to you, please execute the enclosed copy of this Agreement and return it to me. The original should be kept with your records.

Very truly yours,


/s/ JOSEPH M. TUMBLER
______________________________
Joseph M. Tumbler


Agreed to as of this date, 1996

/s/ GARY W. KRAT


_____________________________
Gary W. Krat